EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on June 6, 2007 by and between YP Corp., a Nevada Corporation (the “Company”), and Rajesh Navar (“Executive”). This agreement supersedes any other Agreement between Executive and Company.

In consideration of the mutual promises, covenants and agreement herein contained, intending to be legally bound, the parties agree as follows:

1.    Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company in the position of President. Executive will perform all services and acts reasonably necessary to fulfill the duties and responsibilities of his position and will render such services on the terms set forth herein and will report to the Company’s Chief Executive Officer (“CEO”). Executive agrees to devote his business time, attention and energies to the extent reasonably necessary to perform the duties assigned hereunder, and to perform such duties diligently, faithfully and to the best of his abilities. It is expressly understood and agreed that Executive shall have the right to engage in any activities that are generally engaged in by executives of his position and status, provided that Executive agrees to refrain from any activity that interferes with the performance of Executive’s duties hereunder.

2.    Term. This Agreement is for the three-year period (the “Term”) commencing on the date hereof and terminating on the third anniversary of such date, or upon the date of termination of employment pursuant to Section 8 of this Agreement; provided, however, that commencing on the third anniversary of the date hereof and each anniversary thereafter the Term will automatically be extended for one additional year unless, not later than 90 days prior to any such anniversary, either party hereto will have notified the other party hereto that such extension will not take effect, in which event the Term shall end on the last day of the then current period.

3.    Place of Performance. Executive will perform his duties and conduct business on behalf of the Company at a location mutually agreed upon with the CEO and shall be permitted to telecommute provided that it does not substantially interfere with the performance of his duties hereunder.

4.    Compensation. Executive’s salary during the first year of the Term will be at the annual rate of $300,000 (the “Annual Salary”), payable in accordance with the Company’s regular payroll practices. During the Term, commencing with the second year of the Term, the Annual Salary shall be increased on an annual basis at a rate of at least 10% of the preceding year’s Annual Salary. All applicable withholdings, including taxes, will be deducted from such payments.

5.    Business Expenses. During the Term, the Company will reimburse Executive for all business expenses incurred by him in connection with his employment, upon submission by the Executive of receipts and other documentation in conformance with the Company’s normal procedures for executives of Executive’s position and status.

6.    Vacation, Holidays and Sick Leave. During the Term, Executive will be entitled to paid vacation (21 business days per calendar year), paid holidays and paid sick leave in accordance with the Company’s standard policies for its officers, as may be amended from time to time.

7.    Benefits. During the Term, Executive will be eligible to participate fully in all health, disability and dental benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements (collectively, the “Employee Benefits”) available to senior officers of the Company generally, as the same may be amended form time to time by the Board.

8.    Termination of Employment.

a)    Notwithstanding any provision of this Agreement to the contrary, the employment of Executive hereunder will terminate on the first to occur of the following dates:

(i)     the date of Executive’s death;

(ii)    the date on which Executive has experienced a Disability (as defined below), and the Company gives Executive notice of termination on account of Disability;

(iii)   the date on which Executive has engaged in conduct that constitutes Cause (as defined below), and the Company gives Executive notice of termination for Cause;

(iv)   expiration of the Term without renewal or extension;

(v)    the date on which the Company gives Executive notice of termination for any reason other than the reasons set forth in (i) through (iv) above;

(vi)   the date on which Executive gives the Company notice of termination for Good Reason (as defined below); or

(vii)          the date that is 60 days following the date on which Executive gives the Company notice of termination for any reason other than Good Reason.

b)    For purposes of the Agreement, “Disability” will mean an illness injury or other incapacitation condition as a result of which Executive is unable to perform, with reasonable accommodation, the services required to be performed under this Agreement for 180 consecutive days during the Term. In any such event, the Company, in its sole discretion, may terminate this Agreement by giving notice to Executive of termination for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time. Any determination as to the existence of a Disability will be made by a physician mutually selected by the Company and Executive.

c)    For purposes of the Agreement, “Cause” will mean the occurrence of any of the following events, as reasonably determined by the Board:

(i)     Executive’s willful and continued refusal to substantially perform his duties hereunder;

(ii)    Executive’s conviction of a felony, or his guilty plea to or entry of a nolo contendere plea to a felony charge;

(iii)   Executive’s breach of any material term of this Agreement or the Company’s written policies and procedures, as in effect from time to time; provided, however, that with respect to (i), or (iii) above, such termination for Cause will only be effective if the conduct constituting Cause is not cured by Executive within 30 days of receipt by Executive of notice specifying in reasonable detail the nature of the alleged breach. For purposes of this Section 8(c), no act or omission by Executive shall be considered “willful” unless done, or not done, by Executive in bad faith or without reasonable belief that such act or omission was in the best interests of the Company, and any act or omission by Executive based upon or consistent with authority given to Executive under this Agreement or by the Board or upon advice of the Company’s counsel, shall be conclusively presumed to be done in good faith and in the best interests of the Company. There shall be a presumption that Executive has not violated Section 8(c)(i) and (iii) above until there is a finding by the fact finder (i.e., judge, jury, or arbitrator) of wrongdoing sufficient to justify termination for Cause under these sections. Until such a finding is made, Executive shall receive all the payments and benefits that he would otherwise receive if his employment was terminated pursuant to Section 8(a)(v) or (vi) above.

d)    For purposes of this Agreement, “Good Reason” will mean the occurrence of any of the following events, as reasonably determined by Executive:

(i)     A substantial reduction in Executive’s responsibilities and duties by the Board or adverse change in job title;

(ii)    The removal of Executive from the Board other than for cause;

(iii)   The failure of the Company to pay executive on a timely basis his total Annual Salary and/or bonuses or payments earned;

(ii)    the Company’s breach of any material term of this Agreement; provided that in all cases Executive will have provided the Company with notice and not less than a 15 calendar day opportunity to cure the conduct that Executive claims constitutes Good Reason; and/or

(iii)   a Change of Control shall have occurred. For purposes of this Agreement, “Change of Control” shall have the meaning ascribed to it in the Company’s 2003 Stock Plan.

9.    Compensation in Event of Termination. Upon termination of the Term, this Agreement will terminate and the Company will have no further obligation to Executive except to pay the amounts set forth in this Section 9.

a)    In the event Executive’s employment is terminated pursuant to Sections 8 (a)(i), (ii), (iii), (iv) or (vii) on or before the expiration of the Term, Executive or his estate, conservator or designated beneficiary, as the case may be, will be entitled to payment of any earned but unpaid Annual Salary for the year in which the Executive’s employment is terminated through the date of termination, as well as any accrued but unused vacation, reimbursement of expenses and vested benefits to which Executive is entitled in accordance with the terms of each applicable Employee Benefits plan.

b)    In the event Executive’s employment is terminated pursuant to Section 8(a)(i), Executive’s estate, conservator or designated beneficiary, as the case may be, will be entitled to receive, in addition to Executive’s accrued salary and benefits through the date of death, a lump sum payment equivalent to three months’ of Executive’s Annual Salary in effect at the time of death;

c)    In the event Executive’s employment is terminated pursuant to Section 8(a)(v) or (vi) on or before the expiration of the Term, and provided that Executive executes a valid release of any and all claims that Executive may have relating to his employment against the Company and its agents, including, but not limited to, its officers, directors and employees, in a form provide by the Company, Executive will be entitled to receive on the date of termination, as his sole and exclusive remedy, the amounts set forth above in Section 9(a), plus a lump sum amount equal to three months of Annual Salary that Executive would receive under the Agreement if his employment with the Company had not been terminated. Executive shall have no duty to mitigate in order to receive the benefits set forth herein and the benefits shall not be reduced or offset by other income payment or profits received by Executive from any source. If Executive Dies before he receives the above payment, the Company will distribute the benefits to Executive’s beneficiary as soon as administratively feasible following the date of Executive’s death.

10.   Confidentiality. Executive covenants and agrees that he will not at any time during or after the end of the Term, without written consent of the Company or as may be required by law or valid legal process, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors, attorneys, accountants and employees of the Company or its subsidiaries, Confidential Information (as hereinafter defined) of the Company. As used herein, “Confidential Information” of the Company means information about the Company of any kind, nature or description, including but not limited to, any proprietary information, trade secrets, data, formulae, supplier, client and customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings and financial information and plans as well as all papers, resumes and records (including computer records) that are disclosed to or otherwise known to Executive as a direct or indirect consequence of Executive’s employment with the Company, which information is not generally known to the public or in the businesses in which the Company is engaged. Confidential Information also includes any information furnished to the Company by a third party with restrictions on its use or further disclosure.

11.   Dispute Resolution. Except for an action exclusively seeking injunctive relief, any disagreement, claim or controversy arising under or in connection with this Agreement, including Executive’s employment or termination of employment with the Company will be resolved exclusively by arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Rules”), provided that, the arbitrator will allow for discovery sufficient to adequately arbitrate any statutory claims, including access to essential documents and witnesses; provided further, that the Rules will be modified by the arbitrator to the extent necessary to be consistent with applicable law. The arbitration will take place in Santa Clara, California. The award of the arbitrator with respect to such disagreement, claim or controversy will be in writing with sufficient explanation to allow for such meaningful judicial review as permitted by law, and that such decision will be enforceable in any court of competent jurisdiction and will be binding on the parties hereto. The remedies available in arbitration will be identical to those allowed at law. The arbitrator will be entitled to award reasonable attorneys’ fees to the prevailing party in any arbitration or judicial action under this Agreement, consistent with applicable law. The Company and Executive each will pay its or his own attorneys’ fees and costs in any such arbitration, provided that, the Company will pay for any costs, including the arbitrator’s fee, that Executive would not have otherwise incurred if the dispute were adjudicated in a court of law, rather than through arbitration.

12.   Binding Agreement.

a)    This Agreement is a personal contract and the rights and interests of Executive hereunder may not be sold, transferred, assigned, pledged, encumbered or hypothecated by him, provided that all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by executive’s personal or legal representative, executors, heirs, administrators, successors, distributors, devisees and legatees.

b)    In addition to any obligations impose by law upon any successor to Company (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the assets of Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would by required to perform if no such succession had taken place.

13.   Disclosure Obligations. Executive agrees that the Company has the right to notify any third party of the existence and content of Executive’s obligations hereunder.

14.   Return of Company Property. Executive agrees that following the termination of his employment for any reason, he will promptly return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed that is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing, as well as any materials or equipment supplied by the Company to Executive.

15.   Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or written, previously entered into by them with respect thereto; provided that nothing contained herein will supersede or render inoperable the provisions of any other non-competition, non-solicitation or confidentiality covenants made by Executive or his affiliates and such covenants will supplement the covenants made by Executive herein. Executive represents that, in executing this Agreement, he does not rely, and has not relied, on any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

16.   Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

17.   Notices. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or fax or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Executive at:

Rajesh Navar
__________________
__________________
__________________
Phone: (___) _______
Fax: (___) _________

To the Company at:

YP Corp.
Suite 105
4840 East Jasmine Street
Mesa, Arizona 85205-3321
Phone: (480) 654-9646
Fax: (480) 325-1257
Attention: CEO

Any notice delivered personally or by courier under this Section will be deemed given on the date delivered. Any notice sent by fax or registered or certified mail, postage prepaid, return receipt requested, will be deemed given on the date faxed or mailed. Each party may change the address to which notices are to be sent by giving notice of such change in conformity with the provisions of the Section.

18.   Severability. In the event that any one or more of the previsions of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in the Agreement will be held to be excessively broad as to duration, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

19.   Survivorship. The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

20.   Each Party the Drafter. This Agreement and the provisions contained in it will not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

21.   Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws principles.

22.   Heading. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

23.   Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

24.   Indemnification. Company shall indemnify, hold harmless and defend Executive for all acts or omissions taken or not taken by Executive while performing services for Company upon the terms and conditions set forth in the Company’s bylaws. At all times during the Term, Company shall maintain an insurance policy covering all Officers and Directors of the Company against third party claims and lawsuits, and Company shall ensure that Executive shall be covered by such policy upon terms and conditions no less favorable to Executive than the terms and conditions governing the coverage accorded to such other Officers and Directors.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

YP CORP., a Nevada corporation	EXECUTIVE

/s/ Daniel L. Coury, Sr.	/s/ Rajesh Navar
Daniel L. Coury, Sr.	Rajesh Navar
Chief Executive Officer